Exhibit 99.1

CONTACTS:        Carla Burigatto (Media)
(856) 342-3737
carla_burigatto@campbellsoup.com
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081
jennifer_driscoll@campbellsoup.com

CAMPBELL REPORTS THIRD-QUARTER RESULTS
Sales of $1.970 Billion, Comparable to Prior Year; Organic Sales Increased 1 Percent
Adjusted EBIT from Continuing Operations Rose 12 Percent
Adjusted EPS from Continuing Operations Increased 7 Percent to $0.62
Company Lowers Fiscal 2014 Sales Guidance, Refines Outlook for Adjusted EBIT, EPS

CAMDEN, N.J., May 19, 2014 - Campbell Soup Company (NYSE:CPB) today reported its results for the third quarter of fiscal 2014.
Third-Quarter Overview

•	U.S. Simple Meals Sales Rose 7 Percent; Earnings Increased 12 Percent

•	Global Baking and Snacking Sales Declined 1 Percent; Earnings Decreased 7 Percent

•	International Simple Meals and Beverages Sales Declined 17 Percent; Earnings Decreased 4 Percent
The company reported earnings from continuing operations for the quarter ended April 27, 2014, of $184 million, or $0.58 per share, compared with earnings of $169 million, or $0.53 per share, in the prior year. In the third quarter of fiscal 2014, the company recognized a pre-tax pension settlement charge of $18 million ($11 million after tax or $0.03 per share) associated with a U.S. pension plan. The settlement charge resulted from the level of lump sum distributions from the plan’s assets in 2014, due primarily to the closure of the Sacramento facility. Excluding items impacting comparability in both periods, adjusted earnings from continuing operations increased 7 percent to $195 million compared with $183 million in the prior year’s quarter, and adjusted earnings per share from continuing operations increased 7 percent to $0.62 compared with $0.58 in the year-ago quarter. A detailed reconciliation of the reported financial information to the adjusted information is included at the end of this news release.
Denise Morrison, Campbell’s President and Chief Executive Officer, said, “While we delivered growth in third-quarter earnings, our organic sales growth of 1 percent reflected mixed performance and fell short of our expectations.
“Although I am encouraged by our 7 percent sales increase in U.S. Simple Meals, I am disappointed that our plans did not drive stronger sales results in U.S. Soup. We recognize that we were cycling a year-ago quarter when we delivered 14 percent growth in U.S. Soup. Despite an increase in the frequency of our promotional activity in the third quarter, we did not realize the anticipated lifts in a challenging consumer environment. Sales of U.S. Soup held steady versus the strong performance in the year-ago quarter. Within U.S. Soup, ‘Swanson’ broth maintained strong momentum as consumers responded to our strong marketing and continued to cook more with broth.”
Morrison continued, “I am pleased with our double-digit sales gain in U.S. Sauces including ‘Prego’, ‘Pace’ and ‘Campbell’s’ Skillet and Slow Cooker dinner sauces, with consumers using these products to prepare simple meals. I remain encouraged by the growing platform Bolthouse Farms provides us in the packaged fresh category with juices, salad dressings and carrots.
“We continue to address our challenges in U.S. Beverages and Australia. In both cases, our new leadership has plans to deliver better results.”
Morrison concluded, “Given our performance year-to-date, we are lowering our guidance for full-year sales growth to approximately 3 percent. We are also refining our expectations for growth in adjusted EBIT and adjusted EPS. While we are not satisfied with our sales performance, we remain confident that we are pursuing the right strategy to reshape Campbell and deliver sustainable, profitable net sales growth as we continue to strengthen our core business and expand into faster-growing spaces.”

Third-Quarter Sales from Continuing Operations
For the third quarter, sales from continuing operations of $1.970 billion were comparable to the year-ago quarter. Organic sales increased by 1 percent. A breakdown of the change in sales follows:
▪Volume and mix added 2 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 3 percent
▪Acquisitions added 2 percent
▪Currency subtracted 2 percent
*Numbers do not add due to rounding
Third-Quarter Financial Details - Continuing Operations

▪
Gross margin was 34.3 percent compared with 36.0 percent a year ago. Excluding items impacting comparability in both periods, adjusted gross margin for the quarter was 35.2 percent, compared with 37.0 percent a year ago. The decline in gross margin was primarily due to higher promotional spending, increased supply chain costs, cost inflation and the impact of acquisitions, partly offset by productivity improvements and higher selling prices.

▪
Marketing and selling expenses decreased 11 percent to $217 million. The decrease was primarily due to lower advertising and consumer promotion expenses and the negative impact of currency. In U.S. Soup and Pepperidge Farm, a portion of advertising and consumer promotion dollars was redeployed to trade promotional activities.

▪
Administrative expenses decreased $30 million to $134 million, primarily due to lower incentive compensation costs, lower pension and health care expenses and cost savings from recent restructuring initiatives, partly offset by the impact of acquisitions.

▪
EBIT was $292 million compared with $257 million in the prior-year quarter. Excluding items impacting comparability in both years, adjusted EBIT increased 12 percent to $310 million. The increase was primarily due to lower administrative expenses and marketing expenses, partly offset by a lower gross margin percentage, which reflected the impact of higher promotional spending.

▪
The tax rate in the quarter was 30.2 percent compared with 26.1 percent in the prior year. Excluding items impacting comparability in both periods, the current quarter’s adjusted tax rate was 30.7 percent compared to 26.7 percent in the prior year. The prior-year rate benefitted from lower taxes on foreign earnings and the favorable settlement of certain state tax matters.

Nine-Month Results from Continuing Operations
Earnings from continuing operations for the first nine months were $600 million, or $1.90 per share, compared with earnings of $572 million, or $1.80 per share, in the prior year. Excluding items impacting comparability in both periods, adjusted earnings from continuing operations decreased 1 percent to $645 million compared with $650 million in the prior year, and adjusted earnings per share from continuing operations decreased to $2.04 from $2.05 in the year-ago period.
For the first nine months, sales from continuing operations increased 1 percent to $6.416 billion. Organic sales were comparable to the prior year. The increase in sales for the first nine months reflected the following factors:
▪Acquisitions added 4 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 2 percent
▪Currency subtracted 2 percent
*Numbers do not add due to rounding
Nine-Month Financial Details - Continuing Operations

▪
Gross margin was 35.3 percent compared with 36.2 percent a year ago. Excluding items impacting comparability in both years, adjusted gross margin in the first nine months was 35.6 percent, compared with 37.4 percent a year ago. The decline was primarily attributable to cost inflation, higher promotional spending, increased supply chain costs, the impact of acquisitions and the November 2013 Plum Organics recall, partly offset by productivity improvements and higher selling prices.

▪	Marketing and selling expenses decreased 1 percent to $746 million. The decrease was primarily due to lower advertising and consumer promotion expenses, the impact of currency and lower marketing overhead expenses, partly offset by the addition of acquisitions.

▪
Administrative expenses decreased $58 million to $424 million, primarily due to lower incentive compensation costs, lower pension and health care expenses and cost savings from recent restructuring initiatives, partly offset by the impact of acquisitions.

▪	EBIT was $958 million compared with $902 million in the prior-year period. Excluding items impacting comparability in both years, adjusted EBIT of $1.022 billion was comparable to the prior year.

▪	Net interest expense decreased $6 million to $89 million, reflecting lower interest rates.

▪
The tax rate in the first nine months was 32.0 percent compared with 30.0 percent in the prior year. Excluding items impacting comparability in both periods, the current year’s adjusted tax rate was 31.3 percent compared to 30.8 percent in the prior year. The prior-year rate benefitted from the favorable settlement of certain state tax matters.

▪
Cash flow from operations was $763 million compared with $864 million in the prior year. The decline was primarily due to lower cash earnings and taxes paid on the divestiture of the European simple meals business, partly offset by lower working capital requirements.

Campbell Revises Fiscal 2014 Guidance for Continuing Operations
The company has revised its full-year guidance for fiscal 2014. It now expects that sales from continuing operations will grow approximately 3 percent in the current fiscal year, compared with the previous range of 4 to 5 percent. Full-year growth in adjusted EBIT is expected to be at the low end of the previously forecast range of 4 to 6 percent. Adjusted EPS for the full year is expected to be at the low end of the previously announced guidance of 2 to 4 percent, or $2.53 to $2.58 per share.
Summary of Fiscal 2014 Third-Quarter and Nine-Month Results by Segment
U.S. Simple Meals
Sales for U.S. Simple Meals were $672 million for the third quarter, an increase of 7 percent compared with the year-ago period. A breakdown of the change in sales follows:

▪	Volume and mix added 4 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 3 percent

▪	The acquisition of Plum Organics added 4 percent
U.S. Soup sales were comparable to a strong year-ago quarter, in which sales increased 14 percent.

▪	Sales of “Campbell’s” condensed soups decreased 3 percent, with sales declines in eating varieties partly offset by gains in cooking varieties.

▪	Sales of ready-to-serve soups decreased 1 percent, due to declines in canned and microwavable soup varieties.

▪	Broth sales increased 14 percent, driven by double-digit volume gains in aseptic broth.
Sales of U.S. Sauces increased 25 percent versus the prior-year quarter, with the acquisition of Plum Organics contributing 14 points of growth. Excluding the acquisition, sales increased 11 percent primarily driven by gains in “Prego” pasta sauce, new “Campbell’s” dinner sauces and “Pace” Mexican sauces.
U.S. Simple Meals operating earnings for the third quarter increased 12 percent to $175 million. The increase was primarily due to lower marketing expenses and administrative expenses, partly offset by a lower gross margin percentage.
For the first nine months, sales for U.S. Simple Meals increased 3 percent to $2.426 billion. A breakdown of the change in sales follows:

▪	Volume and mix added 1 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 2 percent

▪	The acquisition of Plum Organics added 2 percent
U.S. Soup sales decreased 1 percent due to a decline of 4 percent in ready-to-serve soups and a decrease of 2 percent in condensed soups, partly offset by a gain of 11 percent in broth.
U.S. Simple Meals operating earnings were $600 million in the first nine months compared with $621 million in the year-ago period, a decrease of 3 percent. A lower gross margin percentage and expenses related to the November 2013 Plum Organics recall were partly offset by lower marketing and administrative expenses.

Global Baking and Snacking
Sales for Global Baking and Snacking were $564 million for the third quarter, a decrease of 1 percent from a year ago. The acquisition of Kelsen Group contributed $17 million to sales. The decrease in sales reflected the following factors:

▪	The acquisition of Kelsen Group added 3 percent

▪	Volume and mix added 3 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 5 percent

▪	Currency subtracted 4 percent
Further details of sales results included the following:

▪	Sales of Pepperidge Farm products decreased, driven by increased promotional spending partly offset by volume gains.

◦
In cookies and crackers, sales decreased due to declines in “Pepperidge Farm” cookies. Cracker sales were comparable to the prior year as gains in “Goldfish” snack crackers were offset by declines in adult cracker varieties.

◦	Sales of frozen products decreased, driven by volume declines.

◦	Sales of fresh bakery products increased, driven by volume gains in bread and rolls.

▪	Sales at Arnott’s decreased due to the negative impact of currency. Excluding the impact of currency, sales at Arnott’s rose as strong gains in Indonesia were partly offset by declines in Australia.
Operating earnings for the quarter were $68 million, a decrease of 7 percent over the prior year. The decrease was primarily driven by higher promotional spending and cost inflation, partly offset by productivity improvements, higher selling prices and lower advertising expenses. The decrease reflected Kelsen Group’s off-season operating results, lower earnings in Arnott’s and the unfavorable impact of currency, partly offset by growth in Pepperidge Farm.
For the first nine months, sales increased 6 percent to $1.812 billion. The acquisition of Kelsen Group contributed $161 million to sales growth. A breakdown of the change in sales follows:

▪	The acquisition of Kelsen Group added 9 percent

▪	Volume and mix added 1 percent

▪	Price and sales allowances added 3 percent

▪	Increased promotional spending subtracted 3 percent

▪	Currency subtracted 4 percent
Operating earnings in the first nine months were $234 million compared with $232 million in the year-ago period, an increase of 1 percent. The increase was primarily driven by the acquisition of Kelsen Group and lower marketing and administrative expenses, partially offset by a lower gross margin percentage and the unfavorable impact of currency. The increase reflected growth in Pepperidge Farm and Kelsen Group’s operating results, partly offset by lower earnings in Arnott’s and the unfavorable impact of currency.
International Simple Meals and Beverages
Sales for International Simple Meals and Beverages were $186 million for the third quarter, a decrease of 17 percent from a year ago. The sales decrease reflected the following factors:
▪Volume and mix subtracted 6 percent
▪Increased promotional spending subtracted 1 percent
▪Currency subtracted 7 percent
▪Net accounting in Mexico subtracted 3 percent
Sales declined in Latin America, the Asia Pacific region and Canada.

▪	In Latin America, sales declined primarily due to lower volumes and lower selling prices related to the implementation of the company’s new business model in Mexico.

▪	In the Asia Pacific region, sales decreased primarily due to declines in Australia, the negative impact of currency and lower sales in Japan, partly offset by sales gains in Malaysia.

▪	In Canada, sales decreased due to the negative impact of currency and sales declines in beverages, partly offset by sales gains in snacks and soup.
Operating earnings were $27 million, a decrease of 4 percent. The decrease in operating earnings was primarily due to lower volumes, partly offset by lower administrative and selling expenses.
For the first nine months, sales were $592 million, a decrease of 13 percent. Sales were impacted by the following factors:
▪Volume and mix subtracted 2 percent

▪Price and sales allowances subtracted 2 percent
▪Currency subtracted 7 percent
▪Net accounting in Mexico subtracted 2 percent
Sales declined in Canada, Latin America and the Asia Pacific region.
Operating earnings in the first nine months were $85 million compared with $94 million in the year-ago period, a decrease of 10 percent. The decrease was primarily driven by lower selling prices, lower volumes and the unfavorable impact of currency, partly offset by lower administrative expenses and productivity improvements.
U.S. Beverages
Sales for U.S. Beverages were $190 million for the third quarter, a decrease of 4 percent compared to the year-ago period. The decrease was driven by unfavorable volume and mix.
The decrease in sales was driven by declines in “V8 V-Fusion” and “V8 Splash” beverages, partly offset by gains in “V8” vegetable juice.
Operating earnings for the quarter were $29 million compared with $33 million in the prior year, a decrease of 12 percent. The decrease was primarily driven by cost inflation, increased supply chain costs and higher marketing expenses, partially offset by lower administrative expenses and productivity improvements.
For the first nine months, sales decreased 5 percent to $539 million. The decrease was driven by unfavorable volume and mix.
Operating earnings in the first nine months decreased 16 percent to $84 million, primarily driven by increased supply chain costs, cost inflation and volume declines, partly offset by productivity improvements and lower administrative expenses.
Bolthouse and Foodservice
Sales for Bolthouse and Foodservice increased 4 percent for the quarter to $358 million. The sales increase reflected the following factors:
▪Volume and mix added 5 percent
▪Price and sales allowances added 1 percent
▪Increased promotional spending subtracted 2 percent
Bolthouse Farms sales increased 6 percent, driven by double-digit gains in premium refrigerated beverages and salad dressings. Excluding currency, North America Foodservice sales increased compared to the year-ago quarter.

Operating earnings for the quarter were $23 million compared with $27 million in the prior year, a decrease of 15 percent. The decrease was primarily due to cost inflation and increased promotional spending at Bolthouse Farms, partly offset by higher volumes and lower administrative expenses.
For the first nine months, sales increased 3 percent to $1.047 billion. The sales increase reflected the following factors:
▪Volume and mix added 2 percent
▪Price and sales allowances added 1 percent
▪Increased promotional spending subtracted 1 percent
▪An additional week of sales at Bolthouse Farms added 1 percent
Excluding the additional week from Bolthouse Farms, segment sales rose with gains in Bolthouse Farms offset by declines in Foodservice. Bolthouse Farms organic sales were up due to double-digit growth in premium refrigerated beverages and salad dressings.
Operating earnings for the first nine months were $88 million compared with $91 million in the year-ago period, a decrease of 3 percent. The decline was primarily due to cost inflation, partly offset by lower administrative expenses and higher sales.
Unallocated Corporate Expenses
Unallocated corporate expenses for the quarter were $29 million compared with $59 million a year ago. The current quarter included a pension settlement charge of $18 million associated with a U.S. pension plan. The prior-year quarter included $20 million of restructuring-related costs. The balance of the decrease for the current quarter was primarily due to gains on open commodity hedges and lower incentive compensation costs. Unallocated corporate expenses for the first nine months were $98 million compared with $205 million in the prior year. The current year included a pension settlement charge of $18 million associated with a U.S. pension plan and a $9 million loss on foreign exchange forward contracts related to the sale of the European simple meals business. The prior year included $81 million of restructuring-related costs and $10 million of transaction costs related to the Bolthouse Farms acquisition. The balance of the decrease for the first nine months was primarily due to lower incentive compensation costs and gains on open commodity hedges and foreign exchange transactions.

Results from Discontinued Operations
The company completed the divestiture of its European simple meals business to CVC Capital Partners on Oct. 28, 2013. Results for the European simple meals business are reported as discontinued operations. For the first nine months, net earnings from discontinued operations were $81 million, or $0.26 per share.
Non-GAAP Financial Information
A detailed reconciliation of the reported financial information to the adjusted financial information is included at the end of this news release.
Conference Call
Campbell will host a conference call to discuss these results on May 19, 2014, at 8:30 a.m. Eastern Daylight Time. Participants may access the call at +1 (703) 639-2008. The conference ID is 1635565. Participants should call at least ten minutes prior to the starting time. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “Webcast-Live” button. A recording of the call will be available approximately two hours after it is completed through midnight on June 2, 2014, at +1 (703) 925-2533. The access code is 1635565. A recording of the call can also be accessed online by visiting investor.campbellsoupcompany.com and clicking on the “News & Events” button, followed by the “Webcasts & Presentations” button. To download the new Campbell investor relations app, which offers access to SEC documents, news releases, audiocasts and more, please visit the Apple App store to download on your iPhone or iPad, or Google Play for your Android mobile device.
Reporting Segments
Campbell Soup Company earnings results are reported for the following segments:
U.S. Simple Meals includes the following products: “Campbell’s” condensed and ready-to-serve soups, “Swanson” broth and stocks, “Prego” pasta sauces, “Pace” Mexican sauces, “Campbell’s” gravies, pasta, beans and dinner sauces, “Swanson” canned poultry and “Plum Organics” food and snacks.
Global Baking and Snacking aggregates the following: Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail; Arnott’s biscuits in Australia and Asia Pacific; and Kelsen cookies globally.

International Simple Meals and Beverages aggregates the retail business in Canada and the simple meals and beverages business in Asia Pacific, Latin America and China.
U.S. Beverages includes the following products: “V8” juices and beverages and “Campbell’s” tomato juice.
Bolthouse and Foodservice comprises Bolthouse Farms carrot products, including fresh carrots, juice concentrate and fiber; Bolthouse Farms super-premium refrigerated beverages and refrigerated salad dressings; and the North America Foodservice business. The North America Foodservice business encompasses the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and Pepperidge Farm products through various food service channels in the United States and Canada.
About Campbell Soup Company
Campbell Soup Company is a manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge Farm,” “Arnott’s,” “V8,” “Bolthouse Farms,” “Plum Organics” and “Kjeldsens.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

Forward Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about future performance, particularly the company’s predictions about fiscal 2014 sales, EBIT and EPS. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company’s efforts to leverage its brand power in the market with product innovation, promotional programs and advertising; (2) the impact of changes in consumer demand for the company’s products; (3) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products, and pricing and promotional strategies; (4) the company’s ability to realize projected cost savings and benefits; (5) the company’s ability to manage changes to its business processes; (6) the practices and increased significance of certain of the company’s key customers; (7) the impact of fluctuations in the supply of and costs of energy, raw and packaging materials; (8) the impact of inventory management practices by the company’s customers; (9) the impact of portfolio changes, including the Bolthouse Farms, Plum Organics and Kelsen Group acquisitions and the European simple meals divestiture; (10) the uncertainties of litigation; (11) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (12) the impact of unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (13) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

#

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 27, 2014	April 28, 2013
Net sales	$1,970	$1,962
Costs and expenses
Cost of products sold	1,294	1,256
Marketing and selling expenses	217	245
Administrative expenses	134	164
Research and development expenses	30	35
Other expenses	2	4
Restructuring charges	1	1
Total costs and expenses	1,678	1,705
Earnings before interest and taxes	292	257
Interest, net	30	31
Earnings before taxes	262	226
Taxes on earnings	79	59
Earnings from continuing operations	183	167
Earnings from discontinued operations	—	12
Net earnings	183	179
Net loss attributable to noncontrolling interests	1	2
Net earnings attributable to Campbell Soup Company	$184	$181
Per share - basic
Earnings from continuing operations attributable to Campbell Soup Company	$.59	$.54
Earnings from discontinued operations	—	.04
Net earnings attributable to Campbell Soup Company	$.59	$.58
Dividends	$.312	$—
Weighted average shares outstanding - basic	314	314
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.58	$.53
Earnings from discontinued operations	—	.04
Net earnings attributable to Campbell Soup Company	$.58	$.57
Weighted average shares outstanding - assuming dilution	316	317

In the third quarter of fiscal 2014, the company recognized a pre-tax pension settlement charge in Cost of products sold of $18 ($11 after tax or $.03 per share in earnings from continuing operations) associated with a U.S. pension plan. The settlement resulted from the level of lump sum distributions from the plan's assets in 2014, primarily due to the closure of the facility in Sacramento, California.
In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In the third quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $1 and restructuring-related costs of $20 in Cost of products sold (aggregate impact of $14 after tax or $.04 per share on earnings from continuing operations).

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 27, 2014	April 28, 2013
Net sales	$6,416	$6,329
Costs and expenses
Cost of products sold	4,149	4,040
Marketing and selling expenses	746	756
Administrative expenses	424	482
Research and development expenses	88	94
Other expenses	16	24
Restructuring charges	35	31
Total costs and expenses	5,458	5,427
Earnings before interest and taxes	958	902
Interest, net	89	95
Earnings before taxes	869	807
Taxes on earnings	278	242
Earnings from continuing operations	591	565
Earnings from discontinued operations	81	44
Net earnings	672	609
Net loss attributable to noncontrolling interests	9	7
Net earnings attributable to Campbell Soup Company	$681	$616
Per share - basic
Earnings from continuing operations attributable to Campbell Soup Company	$1.91	$1.82
Earnings from discontinued operations	.26	.14
Net earnings attributable to Campbell Soup Company	$2.17	$1.96
Dividends	$.936	$.87
Weighted average shares outstanding - basic	314	314
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$1.90	$1.80
Earnings from discontinued operations	.26	.14
Net earnings attributable to Campbell Soup Company	$2.16	$1.94
Weighted average shares outstanding - assuming dilution	316	317

In the third quarter of fiscal 2014, the company recognized a pre-tax pension settlement charge in Cost of products sold of $18 ($11 after tax or $.03 per share in earnings from continuing operations) associated with a U.S. pension plan. The settlement resulted from the level of lump sum distributions from the plan's assets in 2014, primarily due to the closure of the facility in Sacramento, California.
In fiscal 2014, the company and its joint venture partner Swire Pacific Limited agreed to restructure manufacturing and streamline operations for its soup and broth business in China. The company recorded pre-tax restructuring charges of $14 ($6 after tax or $.02 per share in earnings from continuing operations attributable to Campbell Soup Company) related to this initiative.
In fiscal 2014, the company recorded pre-tax restructuring charges of $20 ($13 after tax or $.04 per share in earnings from continuing operations) associated with initiatives to streamline its salaried workforce in North America and its workforce in the Asia Pacific region.

In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In fiscal 2014, the company recorded pre-tax restructuring charges of $1 and restructuring-related costs of $2 in Cost of products sold (aggregate impact of $2 after tax or $.01 per share on earnings from continuing operations) related to the initiatives. In fiscal 2013, the company recorded pre-tax restructuring charges of $31 and restructuring-related costs of $81 in Cost of products sold (aggregate impact of $71 after tax or $.22 per share on earnings from continuing operations).
On October 28, 2013, the company announced that it completed the sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the first quarter of fiscal 2014, the company recorded an unrealized loss of $9 ($6 after tax or $.02 per share) on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. The loss was included in Other expenses in earnings from continuing operations. In addition, the company recorded tax expense of $7 ($.02 per share) in earnings from continuing operations associated with the sale of the business.
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs were included in Other expenses in earnings from continuing operations.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	April 27, 2014	April 28, 2013	Percent Change
Sales
Contributions:
U.S. Simple Meals	$672	$627	7%
Global Baking and Snacking	564	568	(1)%
International Simple Meals and Beverages	186	225	(17)%
U.S. Beverages	190	198	(4)%
Bolthouse and Foodservice	358	344	4%
Total sales	$1,970	$1,962	—%
Earnings
Contributions:
U.S. Simple Meals	$175	$156	12%
Global Baking and Snacking	68	73	(7)%
International Simple Meals and Beverages	27	28	(4)%
U.S. Beverages	29	33	(12)%
Bolthouse and Foodservice	23	27	(15)%
Total operating earnings	322	317	2%
Unallocated corporate expenses	29	59
Restructuring charges	1	1
Earnings before interest and taxes	292	257	14%
Interest, net	30	31
Taxes on earnings	79	59
Earnings from continuing operations	183	167
Earnings from discontinued operations	—	12
Net earnings	183	179	2%
Net loss attributable to noncontrolling interests	1	2
Net earnings attributable to Campbell Soup Company	$184	$181	2%
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$.58	$.53
Earnings from discontinued operations	—	.04
Net earnings attributable to Campbell Soup Company	$.58	$.57	2%

In the third quarter of fiscal 2014, the company recognized a pre-tax pension settlement charge in Unallocated corporate expenses of $18 ($11 after tax or $.03 per share in earnings from continuing operations) associated with a U.S. pension plan. The settlement resulted from the level of lump sum distributions from the plan's assets in 2014, primarily due to the closure of the facility in Sacramento, California.
In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In the third quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $1 and restructuring-related costs of $20 in Unallocated corporate expenses (aggregate impact of $14 after tax or $.04 per share on earnings from continuing operations).

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	NINE MONTHS ENDED
	April 27, 2014	April 28, 2013	Percent Change
Sales
Contributions:
U.S. Simple Meals	$2,426	$2,356	3%
Global Baking and Snacking	1,812	1,703	6%
International Simple Meals and Beverages	592	682	(13)%
U.S. Beverages	539	569	(5)%
Bolthouse and Foodservice	1,047	1,019	3%
Total sales	$6,416	$6,329	1%
Earnings
Contributions:
U.S. Simple Meals	$600	$621	(3)%
Global Baking and Snacking	234	232	1%
International Simple Meals and Beverages	85	94	(10)%
U.S. Beverages	84	100	(16)%
Bolthouse and Foodservice	88	91	(3)%
Total operating earnings	1,091	1,138	(4)%
Unallocated corporate expenses	98	205
Restructuring charges	35	31
Earnings before interest and taxes	958	902	6%
Interest, net	89	95
Taxes on earnings	278	242
Earnings from continuing operations	591	565
Earnings from discontinued operations	81	44
Net earnings	672	609	10%
Net loss attributable to noncontrolling interests	9	7
Net earnings attributable to Campbell Soup Company	$681	$616	11%
Per share - assuming dilution
Earnings from continuing operations attributable to Campbell Soup Company	$1.90	$1.80
Earnings from discontinued operations	.26	.14
Net earnings attributable to Campbell Soup Company	$2.16	$1.94	11%

In the third quarter of fiscal 2014, the company recognized a pre-tax pension settlement charge in Unallocated corporate expenses of $18 ($11 after tax or $.03 per share in earnings from continuing operations) associated with a U.S. pension plan. The settlement resulted from the level of lump sum distributions from the plan's assets in 2014, primarily due to the closure of the facility in Sacramento, California.
In fiscal 2014, the company and its joint venture partner Swire Pacific Limited agreed to restructure manufacturing and streamline operations for its soup and broth business in China. The company recorded pre-tax restructuring charges of $14 ($6 after tax or $.02 per share in earnings from continuing operations attributable to Campbell Soup Company) related to this initiative.
In fiscal 2014, the company recorded pre-tax restructuring charges of $20 ($13 after tax or $.04 per share in earnings from continuing operations) associated with initiatives to streamline its salaried workforce in North America and its workforce in the Asia Pacific region.

In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In fiscal 2014, the company recorded pre-tax restructuring charges of $1 and restructuring-related costs of $2 in Unallocated corporate expenses (aggregate impact of $2 after tax or $.01 per share on earnings from continuing operations) related to the initiatives. In fiscal 2013, the company recorded pre-tax restructuring charges of $31 and restructuring-related costs of $81 in Unallocated corporate expenses (aggregate impact of $71 after tax or $.22 per share on earnings from continuing operations).
On October 28, 2013, the company announced that it completed the sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the first quarter of fiscal 2014, the company recorded an unrealized loss of $9 ($6 after tax or $.02 per share) on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. The loss was included in Unallocated corporate expenses in earnings from continuing operations. In addition, the company recorded tax expense of $7 ($.02 per share) in earnings from continuing operations associated with the sale of the business.
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs were included in Unallocated corporate expenses in earnings from continuing operations.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	April 27, 2014	April 28, 2013
Current assets	$1,947	$2,177
Plant assets, net	2,263	2,356
Intangible assets, net	3,616	3,786
Other assets	138	134
Total assets	$7,964	$8,453
Current liabilities	$2,817	$2,604
Long-term debt	2,247	2,944
Other liabilities	1,309	1,592
Total equity	1,591	1,313
Total liabilities and equity	$7,964	$8,453
Total debt	$3,909	$4,253
Cash and cash equivalents	$222	$453

Reconciliation of GAAP to Non-GAAP Financial Measures
Third Quarter Ended April 27, 2014
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Organic Net Sales
Organic net sales exclude the impact of acquisitions, currency and presenting revenue on a net basis in connection with a new business model in Mexico in fiscal 2014. The company believes that organic net sales improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	April 27, 2014					April 28, 2013	% Change
(millions)	Net Sales, as reported	Impact of Currency	Impact of Acquisitions	Impact of Net Accounting	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$672	$—	$(24)	$—	$648	$627	7%	3%
Global Baking and Snacking	564	20	(17)	—	567	568	(1)%	—%
International Simple Meals and Beverages	186	16	—	7	209	225	(17)%	(7)%
U.S. Beverages	190	—	—	—	190	198	(4)%	(4)%
Bolthouse and Foodservice	358	1	—	—	359	344	4%	4%
Total Net Sales	$1,970	$37	$(41)	$7	$1,973	$1,962	—%	1%

Year-to-date
	April 27, 2014					April 28, 2013	% Change
(millions)	Net Sales, as reported	Impact of Currency	Impact of Acquisitions	Impact of Net Accounting	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$2,426	$—	$(56)	$—	$2,370	$2,356	3%	1%
Global Baking and Snacking	1,812	61	(161)	—	1,712	1,703	6%	1%
International Simple Meals and Beverages	592	45	—	17	654	682	(13)%	(4)%
U.S. Beverages	539	—	—	—	539	569	(5)%	(5)%
Bolthouse and Foodservice	1,047	2	(14)	—	1,035	1,019	3%	2%
Total Net Sales	$6,416	$108	$(231)	$17	$6,310	$6,329	1%	—%

Items Impacting Gross Margin and Earnings
The company believes that financial information excluding certain transactions that are not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results excluding these transactions.

The following items impacted gross margin and/or earnings:

(1)
In the second quarter of fiscal 2014, the company and its joint venture partner Swire Pacific Limited agreed to restructure manufacturing and streamline operations for its soup and broth business in China. In fiscal 2014, the company recorded pre-tax restructuring charges of $14 million ($6 million after tax or $.02 per share in earnings from continuing operations attributable to Campbell Soup Company) related to this initiative.

In the first quarter of fiscal 2014, the company recorded pre-tax restructuring charges of $20 million ($13 million after tax or $.04 per share in earnings from continuing operations) associated with initiatives to streamline its salaried workforce in North America and its workforce in the Asia Pacific region.

In fiscal 2013, the company implemented initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network; expand access to manufacturing and distribution capabilities in Mexico; improve its Pepperidge Farm bakery supply chain cost structure; and reduce overhead in North America. In fiscal 2014, the company recorded pre-tax restructuring charges of $1 million and restructuring-related costs of $2 million in Cost of products sold (aggregate impact of $2 million after tax or $.01 per share on earnings from continuing operations). In the third quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $1 million and restructuring-related costs of $20 million in Cost of products sold (aggregate impact of $14 million after tax or $.04 per share on earnings from continuing operations). The year-to-date 2013 impact was pre-tax restructuring charges of $31 million and restructuring-related costs of $81 million in Cost of products sold (aggregate impact of $71 million after tax or $.22 per share on earnings from continuing operations). For the year ended July 28, 2013, the company recorded pre-tax restructuring charges of $51 million and restructuring-related costs of $91 million in Cost of products sold (aggregate impact of $90 million after tax or $.28 per share on earnings from continuing operations).

(2)
In the third quarter of fiscal 2014, the company recognized a pre-tax pension settlement charge in Cost of products sold of $18 million ($11 million after tax or $.03 per share in earnings from continuing operations) associated with a U.S. pension plan. The settlement resulted from the level of lump sum distributions from the plan's assets in 2014, primarily due to the closure of the facility in Sacramento, California.

(3)
On October 28, 2013, the company announced it completed the sale of its simple meals business in Europe. The results of the business are reported as discontinued operations. In the first quarter of fiscal 2014, the company recorded an unrealized loss of $9 million ($6 million after tax or $.02 per share) on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. The loss was included in earnings from continuing operations. In addition, the company recorded tax expense of $7 million ($.02 per share) in earnings from continuing operations associated with the sale. In the fourth quarter of fiscal 2013, the company recorded an impairment charge on the intangible assets of this business of $396 million ($263 million after tax or $.83 per share) in earnings from discontinued operations. In addition, the company recorded $18 million in tax charges ($.06 per share) in earnings from discontinued operations representing taxes on the difference between the book value and tax basis of the business.

(4)
In the first quarter of fiscal 2013, the company incurred transaction costs of $10 million ($7 million after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. These costs were included in earnings from continuing operations.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Three Months Ended
(millions, except per share amounts)	April 27, 2014	April 28, 2013	Percent Change
Gross margin, as reported	$676	$706
Add: Restructuring-related costs (1)	—	20
Add: Pension settlement charge (2)	18	—
Adjusted Gross margin	$694	$726	(4)%
Adjusted Gross margin percentage	35.2%	37.0%
Earnings before interest and taxes, as reported	$292	$257
Add: Restructuring charges and related costs (1)	—	21
Add: Pension settlement charge (2)	18	—
Adjusted Earnings before interest and taxes	$310	$278	12%
Interest, net, as reported	$30	$31
Adjusted Earnings before taxes	$280	$247
Taxes on earnings, as reported	$79	$59
Add: Tax benefit from restructuring charges and related costs (1)	—	7
Add: Tax benefit from pension settlement charge (2)	7	—
Adjusted Taxes on earnings	$86	$66
Adjusted effective income tax rate	30.7%	26.7%
Earnings from continuing operations, as reported	$183	$167
Deduct: Net loss from noncontrolling interests	(1)	(2)
Earnings from continuing operations attributable to Campbell Soup Company, as reported	$184	$169
Add: Net adjustment from restructuring charges and related costs (1)	—	14
Add: Net adjustment from pension settlement charge (2)	11	—
Adjusted Earnings from continuing operations attributable to Campbell Soup Company	$195	$183	7%
Earnings from discontinued operations, as reported	$—	$12
Adjusted Net earnings attributable to Campbell Soup Company	$195	$195	—%
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$.58	$.53
Add: Net adjustment from restructuring charges and related costs (1)	—	.04
Add: Net adjustment from pension settlement charge (2)	.03	—
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$.62	$.58	7%
Diluted earnings per share - discontinued operations, as reported	$—	$.04
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$.58	$.57
Add: Net adjustment from restructuring charges and related costs (1)	—	.04
Add: Net adjustment from pension settlement charge (2)	.03	—
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$.62	$.62	—%
*The sum of the individual per share amounts may not add due to rounding.

	Year-to-Date
(millions, except per share amounts)	April 27, 2014	April 28, 2013	Percent Change
Gross margin, as reported	$2,267	$2,289
Add: Restructuring-related costs (1)	2	81
Add: Pension settlement charge (2)	18	—
Adjusted Gross margin	$2,287	$2,370	(4)%
Adjusted Gross margin percentage	35.6%	37.4%
Earnings before interest and taxes, as reported	$958	$902
Add: Restructuring charges and related costs (1)	37	112
Add: Pension settlement charge (2)	18	—
Add: Loss on foreign exchange forward contracts (3)	9	—
Add: Acquisition transaction costs (4)	—	10
Adjusted Earnings before interest and taxes	$1,022	$1,024	—%
Interest, net, as reported	$89	$95
Adjusted Earnings before taxes	$933	$929
Taxes on earnings, as reported	$278	$242
Add: Tax benefit from restructuring charges and related costs (1)	11	41
Add: Tax benefit from pension settlement charge (2)	7	—
Add: Tax benefit from loss on foreign exchange forward contracts (3)	3	—
Deduct: Tax expense associated with sale of business (3)	(7)	—
Add: Tax benefit from acquisition transaction costs (4)	—	3
Adjusted Taxes on earnings	$292	$286
Adjusted effective income tax rate	31.3%	30.8%
Earnings from continuing operations, as reported	$591	$565
Deduct: Net loss from noncontrolling interests	(9)	(7)
Earnings from continuing operations attributable to Campbell Soup Company, as reported	$600	$572
Add: Net adjustment from restructuring charges and related costs (1)	26	71
Deduct: Restructuring charges attributable to noncontrolling interest (1)	(5)	—
Add: Net adjustment from pension settlement charge (2)	11	—
Add: Net adjustment from loss on foreign exchange forward contracts (3)	6	—
Add: Tax expense associated with sale of business (3)	7	—
Add: Net adjustment from acquisition transaction costs (4)	—	7
Adjusted Earnings from continuing operations attributable to Campbell Soup Company	$645	$650	(1)%
Earnings from discontinued operations, as reported	$81	$44
Adjusted Net earnings attributable to Campbell Soup Company	$726	$694	5%
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$1.90	$1.80
Add: Net adjustment from restructuring charges and related costs attributable to Campbell Soup Company (1)	.07	.22
Add: Net adjustment from pension settlement charge (2)	.03	—
Add: Net adjustment from loss on foreign exchange forward contracts (3)	.02	—
Add: Tax expense associated with sale of business (3)	.02	—
Add: Net adjustment from acquisition transaction costs (4)	—	.02
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$2.04	$2.05	—%
Diluted earnings per share - discontinued operations, as reported	$.26	$.14

Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.16	$1.94
Add: Net adjustment from restructuring charges and related costs attributable to Campbell Soup Company (1)	.07	.22
Add: Net adjustment from pension settlement charge (2)	.03	—
Add: Net adjustment from loss on foreign exchange forward contracts (3)	.02	—
Add: Tax expense associated with sale of business (3)	.02	—
Add: Net adjustment from acquisition transaction costs (4)	—	.02
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$2.30	$2.19	5%
*The sum of the individual per share amounts may not add due to rounding.

Year Ended
(millions, except per share amounts)	July 28, 2013
Gross margin, as reported	$2,912
Add: Restructuring-related costs (1)	91
Adjusted Gross margin	$3,003
Adjusted Gross margin percentage	37.3%
Earnings before interest and taxes, as reported	$1,080
Add: Restructuring charges and related costs (1)	142
Add: Acquisition transaction costs (4)	10
Adjusted Earnings before interest and taxes	$1,232
Interest, net, as reported	$125
Adjusted Earnings before taxes	$1,107
Taxes on earnings, as reported	$275
Add: Tax benefit from restructuring charges and related costs (1)	52
Add: Tax benefit from acquisition transaction costs (4)	3
Adjusted Taxes on earnings	$330
Adjusted effective income tax rate	29.8%
Earnings from continuing operations, as reported	$680
Deduct: Net loss from noncontrolling interests	(9)
Earnings from continuing operations attributable to Campbell Soup Company	$689
Add: Net adjustment from restructuring charges and related costs (1)	90
Add: Net adjustment from acquisition transaction costs (4)	7
Adjusted Earnings from continuing operations attributable to Campbell Soup Company	$786
Earnings (loss) from discontinued operations, as reported	$(231)
Add: Net impairment on European business (3)	263
Add: Tax expense on book and tax differences (3)	18
Adjusted Earnings from discontinued operations	$50
Adjusted Net earnings attributable to Campbell Soup Company	$836
Diluted earnings per share - continuing operations attributable to Campbell Soup Company, as reported	$2.17
Add: Net adjustment from restructuring charges and related costs (1)	.28
Add: Net adjustment from acquisition transaction costs (4)	.02
Adjusted Diluted earnings per share - continuing operations attributable to Campbell Soup Company*	$2.48
Diluted earnings (loss) per share - discontinued operations, as reported	$(.73)
Add: Impairment on European business (3)	.83
Add: Tax expense on book and tax differences (3)	.06
Adjusted Diluted earnings per share - discontinued operations	$.16
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$1.44
Add: Net adjustment from restructuring charges and related costs (1)	.28
Add: Net adjustment from acquisition transaction costs (4)	.02
Add: Net impairment on European business (3)	.83
Add: Tax expense on book and tax differences (3)	.06
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$2.64
*The sum of the individual per share amounts may not add due to rounding.